EXHIBIT 4.82
Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
T-Mobile US, Inc., a Delaware corporation (the “Company,” “we” or “our”), currently has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Company’s common stock, par value $0.00001 per share (the “Common Stock”). The following summary includes a brief description of the Common Stock as well as certain related information.
The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Seventh Amended and Restated Bylaws (the “Bylaws”) and our Second Amended and Restated Stockholders’ Agreement, dated as of June 22, 2020 (the “Stockholders’ Agreement”), by and among the Company, Deutsche Telekom AG (“Deutsche Telekom”) and SoftBank Group Corp. (“SoftBank”). For additional information please refer to the Certificate of Incorporation, Bylaws and Stockholders’ Agreement, each of which are exhibits to our Annual Report on Form 10- K, and applicable provisions of the General Corporation Law of the State of Delaware.
General
Pursuant to the Certificate of Incorporation, the total number of shares of capital stock that the Company is authorized to issue is two billion one hundred million (2,100,000,000). The total number of shares of Common Stock that the Company is authorized to issue is two billion (2,000,000,000), with a par value of $0.00001 per share, and the total number of shares of preferred stock that the Company is authorized to issue is one hundred million (100,000,000), with a par value of $0.00001 per share (the “Preferred Stock”). The rights and privileges of holders of Common Stock are subject to the rights and privileges of the holders of any series of Preferred Stock that we may issue in the future.
Common Stock
Voting Rights
Holders of our Common Stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of Preferred Stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.
Classification of the Board of Directors
All of the directors of the Company shall be of one class and shall be elected annually. Each director shall hold office until the next annual meeting of stockholders and shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.
Dividend, Liquidation and Other Rights
Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends (including holders of Preferred Stock), the holders of Common Stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our Common Stock will, after satisfaction of all of our liabilities and subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up (including holders of Preferred Stock), be entitled to a ratable share of any distribution to stockholders. Our Common Stock carries no preemptive or other subscription rights to purchase shares of our Common Stock and is not convertible, assessable or entitled to the benefits of any sinking fund.
Redemption Provisions
Pursuant to our Certificate of Incorporation, if a holder of our Common Stock acquires additional shares of our Common Stock or otherwise is attributed with ownership of such shares that would cause us to violate specified Federal Communications Commission (“FCC”) rules or regulations, we may, at the option of the board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of our Common Stock sufficient to eliminate the violation.
The redemption price will be a price mutually determined by us and our stockholders, but if no agreement can be reached, the redemption price will be either:
•75% of the fair market value of our Common Stock being redeemed, if the holder caused the FCC violation; or
•100% of the fair market value of our Common Stock being redeemed, if the FCC violation was not caused by the holder.
    The determination of whether such party caused the FCC violation will be made, in good faith, by the disinterested members of our board of directors.
    The foregoing redemption rights do not apply to any shares of our Common Stock or Preferred Stock beneficially owned by Deutsche Telekom or any of its controlled affiliates or SoftBank or any of its controlled affiliates. If any waivers or approvals are required from the FCC in order for Deutsche Telekom or any of its controlled affiliates to acquire or hold any shares of our Common Stock or Preferred Stock, Deutsche Telekom and any of its controlled affiliates are required by the Certificate of Incorporation to cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals. If any waivers or approvals are required from the FCC in order for SoftBank or any of its controlled affiliates to acquire or hold any shares of our Common Stock or Preferred Stock, SoftBank and any of its controlled affiliates are required by the Certificate of Incorporation to cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.
Provisions Regarding Existing or Prospective Holders
    The Company is subject to Section 203 of the General Corporation Law of the State of Delaware (“Section 203”), which generally provides that an “interested stockholder” cannot engage in a “business combination” (as those terms are defined in Section 203) with the Company for a period of three years after the stockholder became an “interested stockholder,” subject to exceptions. Our Certificate of Incorporation and Bylaws do not opt-out of Section 203.
Certain Other Provisions of Our Certificate of Incorporation and Bylaws
The following provisions of our Certificate of Incorporation and Bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

•Advance notice of director nominations and matters to be acted upon at meetings. Our Bylaws contain advance notice requirements for nominations by stockholders for the election of directors to serve on our board of directors and for proposing other items of business that can be acted upon by stockholders at stockholder meetings.
•Amendment to Bylaws. Our Certificate of Incorporation provides that our Bylaws may be amended upon the affirmative vote of the holders of shares having a majority of the aggregate voting power of all outstanding shares of our capital stock then entitled to vote on amendments to our Bylaws. Our Certificate of Incorporation also provides that our board of directors is authorized to make, alter or repeal our Bylaws without further stockholder approval.
•Special meeting of stockholders. Our Certificate of Incorporation provides that a special meeting of our stockholders (i) may be called by the chairperson of the board or our chief executive officer and (ii) must be called by our secretary at the request of (a) a majority of our board of directors or (b) as long as Deutsche Telekom and its controlled affiliates beneficially own 25% or more of the outstanding shares of our Common Stock, the holders of not less than 33- 1⁄3% of the voting power of all of the outstanding voting stock of our Company entitled to vote generally for the election of directors.
•Stockholder Action by Written Consent. Our Certificate of Incorporation provides that as long as Deutsche Telekom and its controlled affiliates beneficially own 25% or more of the outstanding shares of our Common Stock, stockholders may act by written consent in lieu of a meeting.
•Board representation. Our Certificate of Incorporation incorporates provisions of the Stockholders’ Agreement providing Deutsche Telekom and SoftBank with certain rights to designate a number of designees to our board of directors as described below.
•Special consent rights. Our Certificate of Incorporation provides Deutsche Telekom with the same consent rights as are set forth in the Stockholders’ Agreement with respect to our ability to take certain actions.
•Authorized but unissued shares. The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.
•Cumulative voting. Our Certificate of Incorporation does not permit cumulative voting in the election of directors. Instead, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of our stock entitled to vote thereon.
Stockholders’ Agreement
Pursuant to the Stockholders’ Agreement, Deutsche Telekom and SoftBank have certain rights to designate individuals to be nominees for election to our board of directors and certain committees thereof. Pursuant to the Stockholders’ Agreement, at all times when Deutsche Telekom, SoftBank and Marcelo

Claure beneficially own at least 50% of the outstanding Common Stock and any other securities of the Company that are entitled to vote in the election of directors (collectively, “T-Mobile Voting Securities”) in the aggregate and any such T-Mobile Voting Security continues to be subject to the voting proxy (the “SoftBank Proxy”) pursuant to the Proxy, Lock-Up and ROFR Agreement, dated as of April 1, 2020, by and between Deutsche Telekom and SoftBank or the voting proxy (the “Claure Proxy”) pursuant to the Proxy, Lock-Up and ROFR Agreement, dated as of June 22, 2020, by and among Deutsche Telekom, Claure Mobile LLC and Marcelo Claure, as applicable, the parties to the Stockholders’ Agreement will take all actions necessary to ensure that: (i) the Company’s board of directors will consist of a total of 14 directors (except in cases of resignations, retirements, deaths or removals, pending any new appointments), (ii) each of Deutsche Telekom and SoftBank (except, in the case of SoftBank, if it beneficially owns less than 9% of the outstanding T-Mobile Voting Securities or, if the “Additional Shares Issuance Condition” has been met as defined in the Letter Agreement, dated as of February 20, 2020, by and among T-Mobile, Deutsche Telekom and SoftBank, 10% of the outstanding T-Mobile Voting Securities) has the right to designate a specified number of nominees for election to the Company’s board of directors in accordance with the terms of the Stockholders’ Agreement, subject to certain requirements, including requirements with respect to the “independence” of certain nominees under applicable stock exchange listing standards and rules of the Securities and Exchange Commission, (iii) the chairperson of the Company’s board of directors will be a Deutsche Telekom designee and (iv) the Company’s board of directors will have certain committees, which committees will be comprised in the manner specified in the Stockholders’ Agreement. The Stockholders’ Agreement further provides that at all times when Deutsche Telekom, SoftBank and Marcelo Claure beneficially own less than 50% of the outstanding T-Mobile Voting Securities in the aggregate or no T-Mobile Voting Security continues to be subject to the SoftBank Proxy or the Claure Proxy, then, in each case, (i) each of Deutsche Telekom and SoftBank has the right to designate a number of nominees for election to the Company’s board of directors equal to the percentage of T-Mobile Voting Securities that each beneficially owns (provided that such percentage is 10% or more) multiplied by the number of directors on the Company’s board of directors, rounded to the nearest whole number greater than zero and (ii) board committees will comprise designees of Deutsche Telekom and Softbank in percentages determined by the Stockholders’ Agreement, subject to certain exceptions.
In addition, pursuant to the Stockholders’ Agreement, until the DT Specified Actions Termination Date (as defined in the Stockholders’ Agreement), we will not take certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness to which Deutsche Telekom or any of its affiliates is a party, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion, (d) changing the size of our board of directors, (e) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of Common Stock, or issuing equity to redeem debt held by Deutsche Telekom, (f) repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis, or (g) making certain changes involving our chief executive officer. In addition, we have agreed that, without the prior written consent of Deutsche Telekom, we will not amend our Certificate of Incorporation and Bylaws in any manner that could limit, restrict or adversely affect Deutsche Telekom’s rights under the Stockholders’ Agreement as long as Deutsche Telekom and its controlled affiliates beneficially own 5% or more of the outstanding shares of our Common Stock.
During the term of the Stockholders’ Agreement, Deutsche Telekom is not permitted to, and is required to cause the Deutsche Telekom designees then serving as directors on our board of directors not to, support, enter into or vote in favor of (a) any transaction in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 between or involving both (i) the Company and (ii)

Deutsche Telekom and its affiliates, unless such transaction is approved unanimously by the audit committee of our board of directors or, for amendments to previously approved transactions, by a majority of the by the audit committee of our board of directors. During the term of the Stockholders’ Agreement, SoftBank is not permitted to, and is required to cause the SoftBank designees then serving as directors on our board of directors not to, support, enter into or vote in favor of (a) any transaction in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 between or involving both (i) the Company and (ii) SoftBank and its affiliates, unless such transaction is approved unanimously by the audit committee of our board of directors or, for amendments to previously approved transactions, by a majority of the by the audit committee of our board of directors.
Pursuant to the Stockholders’ Agreement, Deutsche Telekom, SoftBank and their respective affiliates are generally prohibited from acquiring Common Stock that would cause their collective beneficial ownership to exceed 80.1% of the outstanding T-Mobile Voting Securities (as that term is defined in the Stockholders’ Agreement) unless such acquiring stockholder makes an offer to acquire all of the then-remaining outstanding shares of Common Stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is either (i) accepted or approved by a majority of the directors on the Company’s board of directors, which majority includes a majority of the directors who are not affiliated with Deutsche Telekom or SoftBank under the terms of the Stockholders’ Agreement (the “Required Approval”), or (ii) accepted or approved by holders (other than Deutsche Telekom, SoftBank and their respective affiliates) of a majority of the shares of Common Stock (other than shares held by Deutsche Telekom, SoftBank and their respective affiliates). Each of Deutsche Telekom and SoftBank is also prohibited from transferring any shares of Common Stock in any transaction that would result in the transferee owning more than 30% of the outstanding shares of Common Stock, subject to certain exceptions, unless the transfer is approved by our board of directors (including the Required Approval) or the transferee offers to acquire all of the then outstanding shares of Common Stock at the same price and on the same terms and conditions as the proposed transfer.
Subject to specified limitations, Deutsche Telekom and SoftBank each has the right to request that we file, from time to time, a registration statement or prospectus supplement to a registration statement for the resale of shares of our Common Stock and debt securities beneficially owned by Deutsche Telekom or SoftBank. In addition, Deutsche Telekom and SoftBank each has piggyback registration rights with respect to any offering that we initiate. Any transferee of Deutsche Telekom or SoftBank who acquires at least 5% of either the registrable equity securities or the registrable debt securities pursuant to a transaction that is not registered under the Securities Act will be entitled to enjoy the same registration rights as Deutsche Telekom or SoftBank, as applicable, as long as the registrable securities held by such transferee may not be sold or disposed of pursuant to Rule 144 under the Securities Act without volume limitations.